July 9, 2001

Mr. Walter R. Kozlow
c/o Kaman Corporation
P.O. Box 1
Bloomfield,   CT  06002

Dear Walt:

     I have already expressed to you my personal thanks for your more than 41 years of service with the Corporation. Your contributions have been pivotal to the success of yhe organization. I especially appreciate your contribution to the successful conclusion of the search for your successor.

     We have previously discussed the Corporation's willingness to provide you with special consideration for your continued employment beyond your normal retirement date. Now that Joe Lubenstein will be starting as president of Aerospace on this date, this is to confirm our agreement with you that:

1) Beginning today and ending on December 31, 2001 (the "Advisor Period"), Kaman Corporation ("the Corporation") will retain you in full time employee status, holding the position of Senior Executive Advisor. During the Advisor Period, you will receive monthly salary payments at the annual rate of Three Hundred Twenty Five Thousand Dollars ($325,000), which payments will be subject to tax and employee benefit withholdings. In this position, you will continue to be eligible for all of your current employee benefits
as a senior executive Kaman Corporation.   You will retire under the
Kaman Corporation Employees' Pension Plan effective January 1, 2002.

2) Beginning January 1, 2002, the Corporation will enter into a consultant's agreement having a non-cancellable term of two years and providing for a consultant's fee totaling one year's salary and bonus as follows: Your fee for each year will be equal to (1) $162,500 (being fifty percent of your 2001 base annual salary rate of $325,000), plus (2) $80,000 (being fifty percent of your $160,000 bonus for year 2000, which was the higher of the two most recent cash bonus awards (under the Kaman Corporation Cash Bonus
Plan) paid to you prior to your retirement). The agreement will have such other terms as will be mutually agreed.

3) The Corporation will cause all of your outstanding stock options and stock appreciation rights to fully vest and lapse any remaining restrictions on your outstanding restricted stock awards, effective on December 31, 2001.


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4)   You will return to the Corporation your 2000 Lincoln Town Car and a
2002 Lincoln Town Car will be leased through Wheels for you. Effective December 31, 2001, the Corporation will give you the 2002 company automobile. The value then attributed to it by Wheels (i.e., the remaining lease payments) will be considered "fringe benefit" income to you and that amount will be subject to tax in 2001.

5) Upon your retirement, the Corporation will continue to make regular periodic premium payments for life insurance policies issued under the Senior Executive Life Insurance Program for the remainder of your life (or, if earlier, when the policy becomes fully paid as a result of regular periodic premium payments). These premium payments will be considered "fringe benefit" income to you and that amount will be subject to tax each year. This commitment shall be considered a contractual obligation of the Corporation which shall be assumed by any successor in interest to the Corporation.

6) The Corporation will reimburse you for the cost of preparing your 2001 personal income tax return.

7) We have agreed that you will not receive a bonus or stock incentive award for the 2001 year.

8) Your Employment Agreement and Change in Control Agreements will end, if not already expired or terminated, upon your retirement.

     If this arrangement is acceptable to you, please sign and date this letter in the space provided. When fully signed, this letter and the consultant's agreement will constitute our entire agreement regarding this matter.

                                       Sincerely,


                                       Paul R. Kuhn


Accepted and Agreed this 17th
day of July, 2001.

Walter R. Kozlow












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Mr. Walter R. Kozlow
July 9, 2001
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